ADVENTRX RECEIVES COMPLETE RESPONSE LETTER FOR EXELBINE NDA

•	Conference call scheduled for 8:30 a.m. Eastern time Wednesday, August 10

SAN DIEGO (August 9, 2011) – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) announced today that it received a complete response letter from the U.S. Food and Drug Administration (FDA) regarding the Company’s New Drug Application (NDA) for ExelbineTM (vinorelbine injectable emulsion) for the treatment of non-small cell lung cancer.

The FDA determined that it could not approve the Exelbine NDA in its present form. In particular, the complete response letter noted that, based on inspections at clinical sites, the authenticity of the drug products used in the pivotal bioequivalence trial (Study 530-01) could not be verified, which placed the results of the trial into question. The letter stated that the bioequivalence trial will need to be repeated to address this deficiency.

In addition, the FDA requested information regarding product quality, or CMC matters. All CMC information requests in the complete response letter were the subject of FDA inquiries from earlier in the review cycle, and the Company had submitted responses to each request prior to receipt of the complete response letter.

“We are disappointed with the FDA’s determination and, next week, plan to request a type A meeting to discuss its response. Following that meeting, we will be in a better position to comment on the future of our Exelbine program. However, we believe the authenticity of the drug products used in the pivotal study is verifiable and plan to discuss FDA’s concerns in this regard. We also will inquire whether FDA has comments to our previously submitted responses,” said Brian M. Culley, Chief Executive Officer of ADVENTRX.

“In the meantime, our resources and focus are on ANX-188 and ANX-514, which we believe are the long-term value drivers for our company. Our cash and equivalents of $40.7 million at July 31, plus cost savings from delaying or potentially discontinuing the Exelbine program, will provide us the capital to continue to advance both of these programs,” Mr. Culley added.

The Company believes that FDA’s concern over drug product authenticity stems from the procedures used to select testing and reserve samples in Study 530-01 and the availability of testing and reserve samples for inspection. The Company believes the procedures used to select testing and reserve samples in Study 530-01 were adequate to verify the authenticity of the drug products. Of note, Exelbine and the reference product come in different package presentations, require different preparation procedures and have different physical characteristics. Based on the different characteristics between the study drugs, the Company believes it is unlikely that study sites would confuse the two study drugs or fail to recognize which drug was being administered to a patient.

Conference Call and Webcast
ADVENTRX will hold a conference call on Wednesday, August 10, 2011 beginning at 8:30 a.m. Eastern time to review the developments discussed in this news release and answer questions. Individuals interested in listening to the conference call may do so by dialing (800) 860-2442 for domestic callers, (412) 858-4600 for international callers and requesting the ADVENTRX Pharmaceuticals Update Call, or, from the webcast on the investor relations section of the Company’s Web site at www.adventrx.com. A telephone replay will be available for five days approximately one hour after the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering conference number 10003222. The webcast will be available on the Company’s Web site for 30 days following the completion of the call.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a specialty pharmaceutical company focused on developing proprietary product candidates. The Company’s current lead product candidates are ANX-188, a novel, purified, rheologic and antithrombotic compound initially being developed as a first-in-class treatment for pediatric patients with sickle cell disease in acute crisis, and ANX-514, a detergent-free reformulation of the blockbuster drug Taxotere®, which recently went off-patent. The Company is evaluating its Exelbine program following the complete response letter it received from the FDA. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding ADVENTRX’s belief that the authenticity of the drug products used in Study 530-01 is verifable; the adequacy of ADVENTRX’s responses to FDA requests; whether ANX-188 and/or ANX-514 will be the long-term value drivers for ADVENTRX; the basis for the complete response letter; whether ADVENTRX will delay or discontinue its Exelbine program and related cost savings; and whether its cash at July 31, 2011, with or without cost savings from delaying or discontinuing its Exelbine program, will provide the capital to advance ANX-188 and ANX-514. Actual events or results may differ materially from those expressed or implied by the forward-looking statements in this press release due to a number of risks and uncertainties, including, without limitation: the risk that the procedures used to select testing and reserves samples in Study 530-01 are not adequate to verify the authenticity of the drug products used in Study 530-01; the risk that ADVENTRX will not continue to seek approval of the Exelbine NDA; the risk that ADVENTRX’s previously submitted responses to FDA requests are not satisfactory to FDA; the risk that ADVENTRX cannot satisfy future FDA requests, or future comments to prior requests; the risk that, should ADVENTRX continue to seek approval of the Exelbine NDA, the FDA will impose requirements to be completed before or after any such approval; the risk that ADVENTRX will pursue development activities at levels on timelines, or will incur unexpected expenses, that shorten the period through which its operating funds will sustain it; investor reaction to the complete response letter and its impact on the ability of ADVENTRX to raise additional capital to fund development of ANX-188 and ANX-514, and/or Exelbine; difficulties or delays in reaching agreement with the FDA on the clinical development of ANX-188 and ANX-514; the potential for the FDA to require significant additional clinical and/or nonclinical studies of ADVENTRX’s lead product candidates, in addition to its planned clinical trials of ANX-188 and ANX-514, and that ADVENTRX consequently determines to discontinue one or more of those development programs; difficulties or delays in manufacturing material for clinical studies; ADVENTRX’s reliance on third parties to assist in the conduct of important aspects of its product candidates’ development programs, and that such third parties may fail to perform as expected; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Company Contact:	Investor Contact:
ADVENTRX Pharmaceuticals Ioana C. Hone (ir@adventrx.com)	Lippert/Heilshorn & Associates, Inc. Don Markley (dmarkley@lhai.com)

858-552-0866 Ext. 303	310-691-7100

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